ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal First Quarter of 2015
- - -

BROKEN ARROW, Oklahoma, February 10, 2015 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three month period ended December 31, 2014.

Sales for the three months ended December 31, 2014 increased 77% to $10.8 million compared with $6.1 million for the same period ended December 31, 2013.  The increase in sales is primarily attributable to sales from the Telco segment as a result of the Nave Communications acquisition on February 28, 2014.  Sales for the Cable TV segment increased to $6.8 million for the three months ended December 31, 2014 from $6.1 million for the same period last year.  The increase in Cable TV sales was due primarily to an increase in general demand from MSOs for new equipment.  Sales for the Telco segment were $4.0 million for the three months ended December 31, 2014 and zero for the same period last year as a result of the acquisition of Nave Communications.  Sales for the Telco segment consisted of $3.7 million of refurbished equipment sales and $0.3 million of recycling revenue.

Operating, selling, general and administrative expenses increased $1.5 million, or 89%, to $3.1 million for the three months ended December 31, 2014 from $1.6 million for the same period last year.  This increase was primarily due to $1.7 million in Telco segment expenses as a result of the Nave Communications acquisition, and was partially offset by a decrease of $0.2 million in expenses in the cable segment.

Net income from continuing operations for the three months ended December 31, 2014 was $0.4 million, or $0.04 per diluted share, compared with a net income from continuing operations of $0.1 million, or $0.01 per diluted share, for the same period of 2013. Discontinued operations for the three months ended December 31, 2013 included the operations of Adams Global Communications prior to the sale on January 31, 2014.

EBITDA for the three months ended December 31, 2014 was $1.1 million compared with $0.3 million for the same period ended December 31, 2013.

Cash and cash equivalents were $6.5 million as of December 31, 2014, compared with $5.3 million as of September 30, 2014. As of December 31, 2014, we had inventory of $23.1 million compared with $22.8 million as of September 30, 2014. The increase in inventory was due primarily to used inventory purchases by Nave Communications.

“This was a solid quarter across both of our operating segments.  Our strategy to reinvest in the business by expanding the Cable TV salesforce and investments in inventory for both the Cable TV and Telco segments have contributed to these results,” commented David Humphrey, President and CEO of ADDvantage Technologies.  “The Cable TV segment continues to benefit from our expanded range of product offerings to reach a wider selection of customers. This includes reaching customers in new geographic areas where we believe opportunities exist and can be addressed with a minimal commitment of our resources.”

“The Company is well positioned to meet demand in the Telco market, with Nave Communications now operating in line with expectations for two consecutive quarters. We are pleased with the results that we are seeing from Nave’s experienced sales teams and expect it to continue to meet our expectations.”

“As we look ahead, the ever-increasing demand for Internet services provides an opportunity for ADDvantage to steadily increase sales organically.  Therefore, we will continue to further strengthen our salesforce in order to maintain and build strong customer relationships. We will also continue to look for possible acquisitions that could further diversify our commercial offering and enable us to gain market share in the telecommunications industry,” concluded Mr. Humphrey.

Earnings Conference Call

As previously announced, the Company will host a conference call on Tuesday, February 10th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-504-7963 (domestic) or 719-325-2354 (international). All dial-in participants must use the following code to access the call: 6829178. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 24, 2015 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 6829178. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)
	Three Months Ended December 31,
	2014	2013
Sales	$10,837,158	$6,119,733
Cost of sales	7,005,355	4,256,506
Gross profit	3,831,803	1,863,227
Operating, selling, general and administrative expenses	3,075,459	1,629,875
Income from operations	756,344	233,352
Interest expense	85,421	5,983
Income before provision for income taxes	670,923	227,369
Provision for income taxes	255,000	88,000
Income from continuing operations	415,923	139,369

Discontinued operations, net of tax	−	26,368

Net income	$415,923	$165,737

Earnings per share:
Basic
Continuing operations	$0.04	$0.01
Discontinued operations	−	−
Net income	$0.04	$0.02
Diluted
Continuing operations	$0.04	$0.01
Discontinued operations	−	−
Net income	$0.04	$0.02
Shares used in per share calculation:
Basic	10,041,206	9,998,480
Diluted	10,044,619	10,009,689

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Cable TV	Telco	Total	Cable TV	Telco		Total

Operating income	$618,811	$137,533	$756,344	$233,352	$	−	$233,352
Depreciation	71,564	27,244	98,808	68,976		−	68,976
Amortization	−	206,452	206,452	−		−	−
EBITDA	$690,375	$371,229	$1,061,604	$302,328	$	−	$302,328

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31, 2014	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$6,529,181	$5,286,097
Accounts receivable, net of allowance for doubtful accounts of $200,000	5,079,630	6,393,580
Income tax refund receivable	−	220,104
Inventories, net of allowance for excess and obsolete
inventory of $2,306,628 and $2,156,628, respectively	23,119,992	22,780,523
Prepaid expenses	127,464	174,873
Deferred income taxes	1,390,000	1,416,000
Total current assets	36,246,267	36,271,177

Property and equipment, at cost	10,722,826	10,659,225
Less accumulated depreciation	(4,290,324)	(4,191,516)
Net property and equipment	6,432,502	6,467,709

Intangibles, net of accumulated amortization	6,418,826	6,625,278
Goodwill	3,910,089	3,910,089
Other assets	131,428	131,428

Total assets	$53,139,112	$53,405,681

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,543,924	$2,880,761
Accrued expenses	1,576,162	1,809,878
Accrued income taxes	104,663	−
Notes payable – current portion	852,643	845,845
Other current liabilities	993,308	983,269
Total current liabilities	6,070,700	6,519,753

Notes payable, less current portion	5,024,230	5,240,066
Deferred income taxes	178,000	267,000
Other liabilities	1,978,869	1,942,889

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,541,864 shares issued; and 10,041,206 shares outstanding	105,419	105,419
Paid in capital	(5,277,464)	(5,312,881)
Retained earnings	46,059,372	45,643,449
Total shareholders’ equity before treasury stock	40,887,327	40,435,987

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	39,887,313	39,435,973

Total liabilities and shareholders’ equity	$53,139,112	$53,405,681